Exhibit 15

August 16, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our reports dated May 2, 2013 and August 2, 2013 on our review of interim financial information of Hertz Global Holdings, Inc. (the “Company”) for the three month periods ended March 31, 2013 and March 31, 2012 and for the three and six months periods ended June 30, 2013 and June 30, 2012, respectively, and included in the Company's quarterly report on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013, respectively, are included in its Registration Statement on Form S-8 dated August 16, 2013.

Very truly yours,
/s/ PricewaterhouseCoopers LLP
Florham Park, New Jersey